Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-18492 and No. 333-111829) on Form S-8 of CoreLogic, Inc. of our report dated June 26, 2013,with respect to the statements of net assets available for benefits of CoreLogic, Inc. 401(k) Savings Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years ended December 31, 2012 and 2011, and the related supplemental schedules as of the year ended December 31, 2012 appearing in this Annual Report (Form 11-K) of CoreLogic, Inc. 401(k) Savings Plan.

/s/ Moss Adams LLP
Los Angeles, California
June 26, 2013